EXHIBIT 10.2

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of March 19, 2009, by and among Terra Energy & Resource Technologies, Inc., a Delaware corporation (the “Company”), and Esterna Ltd., a Cypriot limited company (the “Stockholder”). Each of the Company and the Stockholder may be referred to individually herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Stockholder is the holder of 5,000,000 shares of the Company’s preferred stock and warrants to purchase 20,000,000 shares of the Company’s preferred stock;

NOW, THEREFORE, in consideration of the promises and the mutual representations and covenants hereinafter set forth, the Parties do hereby agree as follows:

1.     This Agreement shall be voidable in the event of the failure of the closings of those certain Securities Purchase Agreements, dated as of March 19, 2009 (the “Investor Transactions”), in accordance with the terms therein, by and among the Company and the investors named therein in connection with the purchase and sale of units of the Company’s securities, consisting of an aggregate of 30 million shares of common stock and 30 million common stock purchase warrants for the aggregate purchase price of $500,000.

2.     Subject to and effective with the closings of the Investor Transactions (defined above), the Stockholder hereby converts all of its 5,000,000 shares of the Company’s preferred stock into 5,000,000 shares of the Company’s common stock. Such preferred shares are represented by the Company’s preferred stock certificates (the “Preferred Certificates”) numbered 1 (dated December 27, 2007 and representing 2,500,000 shares of preferred stock) and 2 (dated April 23, 2008 and representing 2,500,000 shares of preferred stock).

3.     Subject to and effective with the closings of the Investor Transactions (defined above), the Stockholder hereby exchanges all of its warrants to acquire 20,000,000 shares of preferred stock into warrants to purchase 20,000,000 shares of common stock having a three year exercise period from the date of exchange and an exercise price of $0.05 per share. The common stock purchase warrants shall be in substantially the form attached hereto as Exhibit A. Such preferred stock purchase warrants are represented by the Company’s preferred stock purchase warrants (the “Preferred Warrant Certificates”) numbered P-1 (issued December 27, 2008 and representing 10,000,000 warrants) and P-2 (issued April 23, 2008 and representing 10,000,000 warrants).

4.     The Stockholder agrees to promptly tender to the Company such Preferred Certificates and Preferred Warrant Certificates. The Stockholder represents and warrants that: such certificates have not been endorsed; it is the unconditional owner of such certificates and the securities represented thereby; that neither the certificates nor the rights of the Stockholder therein have, in whole or in part, been assigned, transferred, hypothecated, pledged or otherwise disposed of, in any manner whatsoever, and that no person, firm or corporation other than the Stockholder has any right, title, claim, equity or intense in, to, or respecting original certificates or the securities represented thereby. Notwithstanding anything to the contrary in this Agreement, and/or the failure to promptly render such certificates, the Stockholder authorizes the Company to cancel such certificates and the securities represented therein on the Company’s books and records.

5.     The following nominees of the Stockholder presently serving on the Company’s Board of Directors hereby resign, effective with the closings of the Investor Transactions: Evgeny Roytman and Dmitri Moiseyev .

6.     This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal courts and the New York state courts located in New York County in the State of New York with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby. The parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. The parties further agree that service of process upon a party mailed by federal express (or other similar reputable courier or delivery service) shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. The parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. The parties hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out or in connection with this Agreement.

7.     This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the parties hereto makes any representation, warranty, covenant or undertaking with respect to such matters. This Agreement modifies and supersedes any and all pre-existing arrangements, whether oral or written, related to the subject matter of this Agreement. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; this Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof. This Agreement shall be binding upon and inure to the benefit of each of the parties and its respective successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. No party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

By:	/s/ Dmitry Vilbaum
Name:	Dmitry Vilbaum
Title:	Director

ESTERNA LTD.

By:	/s/ Andri Demetriou
Name:	Andri Demetriou
Title:	Director

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